EXHIBIT 10.19

WG(R)  WILSON GREATBATCH TECHNOLOGIES, INC.

LARRY T. DeANGELO
Senior Vice President
Administration and Secretary


August 9, 2004


Mr. Thomas J. Hook
11615 Laneborough Way
Apartment 607
Knoxville, TN  37922


Dear Tom:

We are pleased to provide the offer to become the Executive Vice President and Chief Operating Officer for Wilson Greatbatch Technologies, Inc. (WGT). In this position you will report directly to Edward Voboril, Chairman, President and Chief Executive Officer, and be designated a member of the WGT Office of the Chairman. The agreed upon employment start date will be confirmed upon receipt of this letter by you.

Your starting salary will be $325,000 per year, paid bi-weekly at a rate of $12,500.00. You will be entitled to the company provided benefits as outlined on the enclosed summary sheet. You will be granted one full month (160 hours) of vacation each year, beginning with the start of your employment. You will be extended coverage under our standard relocation assistance program (as per attached).

You will also be eligible for the following:

     o    A company provided automobile;
     o    Participation in the WGT Key Management Physical Examination Program;
     o    Executive Financial Planning;
     o    Coverage Under the WGT Change of Control Program (see attached);
     o Dependent (child) College Tuition Reimbursement (fully vested), in accordance with the policy (see attached).

You will be granted one year of severance payments should your employment be involuntarily terminated by WGT. WGT will not be obligated to provide severance pay should you voluntarily terminate your employment, voluntarily retire, be discharged for cause or terminate due to disability or death.


   10,000 Wehrle Dr., Clarence, N.Y. 14031 Phone 716/759-6901 Fax 716/759-8579

Thomas J. Hook
Page 2
August 9, 2004


You will be eligible to participate in the 2005 Key Management Incentive Plan
(KMIP). KMIP is an executive bonus plan for selected key managers that is currently under review by our compensation consultant but has targeted an 85% bonus based on WGT's performance and attainment of 2005 goals.

A signing bonus in the amount of $75,000 will be provided to you and will be payable in the first full pay period check of 2005, assuming you remain actively employed at WGT.

Resolutions will be submitted on your behalf to the Board of Directors at the October 2004 meeting for their acceptance of the following:

     o Participation in the 1998 WGT (ISO) Stock Option Plan with a grant equal to 50,000 performance vesting stock option shares at a strike price per share of WGT (GB) common stock fixed at the close of business at the NYSE on August 31, 2004.
     o A one-time WGT Restricted Stock award of 12,000 shares in accordance with the 2002 Restricted Stock Plan.
     o Nomination to participate in the 2005 WGT Long Term Incentive Compensation Program (LTIP) and the WGT Restricted Stock Program.
     o Nomination as a WGT Corporate Officer and member of the Operating Committee.

This offer is contingent upon successful completion of reference checks, a pre-employment physical and a negative result on your drug test, Barbara Davis, Vice President, Human Resources & Organizational Development will contact you to set up an appointment.

Sincerely,

/s/ Larry

Larry T. DeAngelo
Senior Vice President, Administration and Secretary

LTD/mc
Enclosures